18.	CODE OF ETHICS

The Company has adopted and will maintain a Code of Ethics governing employee conduct with respect to ethics, personal securities transactions, outside activities, gifts and entertainment and political contributions. This Code of Ethics covers all employees, officers and members (or other persons with similar status or performing similar functions) as well as any other persons who provide advice on behalf of the Company and subject to the Company’s supervision and control (collectively, “Supervised Persons”).

PERSONAL SECURITIES TRADING—RESTRICTIONS

The Company has adopted the following policies with respect to person; securities transactions by employees and related accounts designed to prevent front-runnini scalping, and the misuse of inside information by the Company and its employees. Thes policies adhere strictly to sound business principles, industry practices and the highest ethic; standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of all governmental bodies and self-regulatory organizations that monitor oi business activities.

A.	General Principles

The Company has adopted the following principles governing personal investment activities by Company personnel:

•	The interests of client accounts will at all times be placed first.

•	Appropriate investment opportunities must be offered to clients first before the Company or any employee may act on them.

•	All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

•	Company personnel should not take inappropriate advantage of their positions.

Each of the Company’s employees, officers and members (or other persons with similar status or performing similar functions) as well as any other persons who provide advice on behalf of the Company and subject to the Company’s supervision and control (collectively, “Supervised Persons”) are to: (i) comply with all applicable federal securities laws, (ii) report any violations of this policy concerning Personal Securities Trading (the “Policy”) promptly to the Company’s Chief Compliance Officer, and (iii) be provided with a copy of the Policy (and any amendments), and provide to the Company a written acknowledgement of their receipt of the Policy (and any amendments).Investments in private placements by Supervised Persons are permitted so long as accompanied by appropriate disclosure and review.

All of the Company’s Supervised Persons who: (i) have access to non-public information regarding clients’ securities transactions, (ii) are involved in making securities recommendations to clients, or who have access to such recommendations that are non-public, or (iii) have non-public information about portfolio holdings of an investment company client (collectively “Access Persons”) are required to report holdings and transactions in securities in which they have beneficial ownership. It is the Company’s policy that no Access Person (or his or her family members) shall buy or sell any security for his or her own account or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a “personal transaction”) unless:

•	With respect to any individual public equity (“stock”), or stock-related warrant, option or derivative instrument (each a “security”), advance, written clearance of the transaction has been obtained;

•	Sales of RiverPark Funds, advance, written clearance of the transaction has been obtained;

•	With respect to all securities, the transaction is reported in writing to the Chief Compliance Officer in accordance with the requirements below.

The term “security” includes any stock, warrant, option, bond (including municipal bonds), debenture or derivative instrument. The term “security” does not include registered investment companies including mutual funds and ETFs. In addition, any trades in commodities or futures are also treated as securities and, therefore, are subject to the reporting requirements, restrictions and limitations of this Manual. All mutual fund and ETF transactions are generally exempt from pre-clearance and reporting requirements, however, all purchases and sales of RiverPark Funds must be reported on a quarterly basis. Pre-approval is required of sales of RiverPark Funds and sales of ETFs held under 60 days. In regards to ETFs this will be based on a trade lot basis.

B.	Restrictions and Limitations on Personal Securities Transactions

You may not use confidential or proprietary information, obtained in the course of your employment, for your personal investment purposes, for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Access Persons (and their family members):

1.	Prohibition on Participation in IPOs

No Access Person may acquire any security in an Initial Public Offering (IPO) without pre-approval by the CCO.

2.	Special Permission Required for Private Placements

Private placements of any kind (including limited partnership investments and venture capital investments) may only be acquired with advance approval of the Chief Compliance Officer and, if so approved, will be subject to continuous monitoring for possible future conflict. A request for approval of a private placement should generally be submitted at least one week in advance of the proposed date of investment. In the case of approval being granted, the private placement must be disclosed on the quarterly transaction report. Capital calls on commitments previously approved by the CCO do not require pre-approval. Transactions by the Chief Compliance Officer must be approved by the Principal Investment Officer.

3.	Trading in a Security on the Same Day There Is a Pending “Buy” or “Sell” Order

No Access Person may execute a securities transaction on a day during which any client of the Company has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. This restriction on same day trades may be waived by the Chief Compliance Officer. Any transactions by an Access Person in violation of this same day trading restriction will be required to be reversed and any resulting profits will be subject to disgorgement.

4.	Front-Running and Scalping

Trading while in possession of information concerning the Company’s trades is called front-running or scalping, and is prohibited by the Company’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front running is making a trade in the same direction as the Company or a client just before the Company or client makes its trade, for example, buying a security just before the Company buys that security, or selling just before the Company sells that security.

Scalping is making a trade in the opposite direction just after a trade by the Company or a client, for example, buying a security just after the Company stops selling such security, or selling just after the Company stops buying such security.

5.	Restricted Security List

The Company may from time to time establish a Restricted Security List that includes all securities where we have, or are in a position to receive, material non-public information about a company as a result of a special relationship between the Company or an Access Person and the company. Access Persons of the Company are not allowed to trade or invest in any names on the Restricted Security List without the prior consent of the Chief Compliance Officer.

6.	Further Restrictions on Trading in a Security Bought or Sold for a Client

No purchase or sale transactions may be made in any security by any Access Person for a period of seven (7) days before or after that security is bought or sold by any client. This restriction may be waived by the Chief Compliance Officer or in the case of The Chief Compliance Officer’s own account by the Chief Investment Officer. Should the Chief Compliance Officer decide to waive such transaction, details of the transaction and the reason for waiving the restriction will be documented and presented to the client or Fund’s Board. Any transactions by an Access Person in violation of this seven-day trading restriction will be required to be reversed and any resulting profits will be subject to disgorgement. The term “transaction” is not intended to include a creation or redemption by an Authorized Participant in ETFs.

7.	Policy With Respect to Client Investment Opportunities.

Investment opportunities with respect to particular securities must be offered to a client and considered by a disinterested Company employee on behalf of the Client before any transaction in the securities may be made by a Company employee

8.	Prohibition on Short-Term Trades.

No Access Person may buy or sell the same security (excluding registered investment companies not advised by the Adviser) within 60 days, except if waived by the Chief Compliance Officer and reasons for the waiver are documented. Pre-approval is required for any ETF traded in under 60 days.

Important: The Chief Compliance Officer will monitor all transactions by all employees, including senior Company management and portfolio management and trading personnel, in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running or other inappropriate behavior. Transactions by the Chief Compliance Officer will be monitored by the Chief Investment Officer in accordance with this Code of Ethics.

C.	Restrictions on Disclosures

You may not disclose any non-public information (whether or not it is material) relating to the Company or securities transactions on behalf of clients to any person outside the Company (unless such disclosure has been authorized by the Company). You may not communicate material, non-public information to anyone, including persons within the Company, except as permitted by the Code or the Company’s Compliance Manual. All such information must be secured. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

D.	Review

The Chief Compliance Officer will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Manual which you believe will cause you a hardship. The decision of the Chief Compliance Officer is completely within his discretion.
PRIOR APPROVAL AND REPORTS

A.	Advance Clearance Requirement (when appropriate)

1.	Procedures

•
From Whom Obtained. All Access Persons must obtain advance clearance of all personal equity securities transactions from the Chief Compliance Officer. Transactions by the Chief Compliance Officer must be approved by the Principal Investment Officer.

•
Time of Clearance. All approved equity securities transactions must take place on the same day or the next business day that the advance clearance is obtained. If the transaction is not completed on the date of clearance or the next business day, a new clearance must be obtained, including one for any uncompleted portion. Under certain circumstances clearance for larger periods of time may be granted by the CCO. Post-approval is not permitted.

•
Form. Clearance must be obtained by sending an email using the Securities Transaction Approval Form attached as Annex A, or by using a format containing similar information; and receiving approval from the CCO.

2.	Factors Considered in Clearance of Personal Transactions

The Chief Compliance Officer, in keeping with the general principles and objectives of the Code, may refuse to grant clearance of a personal equity securities transaction without being required to specify any reason for the refusal. Generally, the Chief Compliance Officer will consider the following factors in determining whether or not to clear a proposed transaction:

•	Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the equity security.

•	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any account managed by the Company.

•	Whether the transaction is being considered for purchase or sale by a client.

•	Whether the transaction is voluntary.

Important: The Chief Compliance Officer monitors all transactions by all employees, including senior Company management and portfolio management and trading personnel, in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running or other inappropriate behavior. Transactions by the Chief Compliance Officer will be monitored by the Chief Investment Officer in accordance with this Code of Ethics.

3.	Exempt Securities

The securities listed below are exempt from the above advance clearance requirement and the quarterly and annual reporting requirements. Therefore, it is not necessary to obtain advance clearance for personal transactions in any of the following securities nor is it necessary to report such securities in the quarterly transaction reports or annual securities holdings list:

•	Direct obligations of the U.S. government;

•	Bank certificates of deposit;

•	Bankers' acceptances;

•	Commercial paper;

•	Repurchase agreements;

•
Other high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as the Moody’s, Standard and Poor’s, or Fitch, or which is unrated but is of comparable quality); and

•	Shares of money market funds; and

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are also exempt from the advance clearance requirement and the quarterly reporting requirement; however, DRIP acquisitions should be reported on an annual basis.

4.	Accounts Covered

You must obtain advance clearance for any personal transaction in an equity security if you have, or as a result of the transaction will acquire, any direct or indirect beneficial ownership in the equity security.

The term “beneficial ownership” is defined by rules of the SEC. Generally, you are deemed to have beneficial ownership of securities held in the name of:

•	your husband, wife or a minor child;

•	a relative (including in-laws, step-children, or step-parents) sharing the same house;

•	anyone else if you:

•	obtain benefits substantially equivalent to ownership of the securities; or

•	can obtain ownership of the securities immediately or at some future time.

5.	Exemption from Clearance Requirement

Clearance is not required for any account over which you have no influence or control. However, you must report the existence of such an account to the Chief Compliance Officer. The Chief Compliance Officer has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control.

B.	Holdings and Transactions Reports

1.	Transactions and Accounts Covered

You must file initial and annual holdings report with the Chief Compliance Officer. You must report all personal transactions in any account for which advance clearance is required and all transactions in affiliated funds to the Chief Compliance Officer in the next quarterly transaction report after the transaction is effected.

You must file a report even if you made no purchases or sales of securities during the period covered by the report.

2.	Time of Reporting

You must file a holdings report within 10 days after you first become an Access Person. The information must be current as of the date you become an Access Person. You must update the report within 20 days after the end of each year, and the information must be current as of a date no more than 30 days prior to the date you submit each report.

You must file periodic reports of personal transactions within 30 days after the end of each calendar quarter. Reports are due on the 10th day of January, April, July and October. The January report must also include an annual listing of all non-exempt securities holdings as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Manual). New employees must provide a listing of all non-exempt securities holdings as of the date of commencement of employment.

3.	Form of Reporting

A sample copy of the holdings report is attached as Annex B. A copy of the periodic transaction form is attached as Annex C.

4.	Responsibility to Report

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any potential conflict of interests regarding Access Persons holdings or personal trading must be disclosed to the Chief Compliance Officer. Any effort by the Chief Compliance Officer to facilitate the reporting process does not change or alter that responsibility.

5.	Where to File Report

All reports must be filed with the Chief Compliance Officer.

6.	Copies of Transaction Reports

All Access Persons are to provide duplicative copies of transaction confirmations directly to the Chief Compliance Officer.

CONFLICTS OF INTEREST; GIFTS; POLITICAL CONTRIBUTIONS

A.	Conflicts of Interest and Prohibited Activities

It is a violation of your duty of loyalty to the Company, without the prior written consent of the Chief Compliance Officer, to:

•	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation you receive from the Company as an employee;

•
accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a client account;

•
own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

B.	Gifts

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted the policies set forth below to guide employees in this area.

Generally, you should not, directly or indirectly, accept or provide any gifts or favors that might influence your decisions regarding business transactions involving the Company, or that others might reasonably believe would influence your decisions. In particular, gifts or favors may be given or accepted only if each of the following conditions is satisfied:

(1)	A description of the gift or favor given or accepted and its estimated value are promptly (in any event within 30 days) disclosed in writing to the Company’s Chief Compliance Officer.

(2)
The estimated total value of all of the gifts or favors given or accepted by any employee is not in excess of $300 per calendar year from any company (including all of its representatives and affiliates) that does business with the Company. A log of employee gifts, including amount, will be maintained. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the employee is with the person or representative of the company that does business with the Company. A log will be kept listing each person, including any amounts of dining or entertainment.

Gifts and favors offered to employees must be refused or returned if each of these conditions is not satisfied, unless the written consent of the Chief Compliance Officer is obtained.

Although you may accept or give modest gifts and favors, which would not be regarded by others as improper, on an occasional basis, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions. Where there is a law or regulation that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed.

C.	Political Contributions

You must disclose in writing to the Chief Compliance Officer contributions in excess of $500 made to any politician, political campaign, political party or political action committee.

The Adviser is not soliciting advisory business from any government entity. Adviser may only make a political contribution if:

•	The contribution is approved by Adviser's Chief Compliance Officer or designee;

•	The contribution is permitted by applicable law, as determined by Adviser's counsel or outside counsel;

•
The following information about the contribution is obtained, recorded and maintained: (1) name of candidate/political party; (2) office/position for which candidate is running; (3) state/jurisdiction; (4) party affiliation; (5) date of election; (6) type of election (primary, general or special); (7) description of why Adviser should support candidate/political party; (8) information about whether Adviser has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and (9) name and signature of person submitting this information; and

•	The contribution does not present a conflict of interest or is detrimental to Adviser's advisory Clients.

INDIVIDUAL CONTRIBUTIONS

Adviser Covered Persons may contribute to candidates for federal, state and local elective offices to the extent permitted by law and Adviser’s Code of Ethics.

OUTSIDE ACTIVITIES

You must obtain prior approval from the Chief Compliance Officer of any outside activity which involves:

•	a time commitment which would prevent you from performing your duties for the Company,

•	your active participation in any business in the financial services industry or otherwise in competition with the Company,

•	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or

•	your serving as an employee, officer, director or consultant in any private business, charitable organization or non-profit organization.

You may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any client account owns securities, without the prior approval of the Chief Compliance Officer. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a client account managed by the Company concerning the company in question.

The Chief Compliance Officer may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received.

TIBURON CAPITAL MANAGEMENT LLC
CODE OF ETHICS

A.  BACKGROUND, PURPOSE AND DUTIES

1.   Background

This Code of Ethics (the "Code") has been adopted by Tiburon Capital Management (the "Adviser”), on behalf of its investing clients, inclusive of any the offshore fund and any separately managed accounts (the “Accounts”) pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), and Rules 204-2(a)(12), 204-2(a)(13) and 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act") (collectively, the "Rules").

An "Index of Defined Terms" can be found at the end of this Code (section H-10).

2.   Purpose And Scope Of This Code

This Code is based upon the precept that all officers, directors and employees of the Adviser, owe a fiduciary duty to the Accounts to:

•	place the interests of the Accounts first at all times;

•
conduct their personal securities transactions in a manner so as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of such person's position of trust and responsibility;

•	refrain from taking inappropriate advantage of the relationship with the Accounts;

•	maintain the confidentiality of security holdings and financial circumstances of the Accounts; and

•	maintain independence in the investment decision making process.

This Code sets forth the minimum standard of conduct believed appropriate for employees, officers and directors of the Adviser. Technical compliance with the provisions of this Code will not insulate your actions from scrutiny for evidence of abuse of the fiduciary relationship.

If you are confronted with a potential or apparent conflict of interest, you should consult the Tiburon Compliance Department for advice concerning the propriety of your actions, and obtain prior approval, if required. All discussions will be treated as confidential.

3.   Duties Under This Code

As fiduciaries, the Adviser and their employees have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of the Accounts.

This Code has five basic requirements:

1.	that you comply with all applicable federal and state securities laws;

2.	that you avoid all conflicts of interest and fully disclose all material facts concerning any conflict that may arise with respect to any Account;

3.	that your conduct conforms to the ethical standards applicable to you set forth in the Code;

4.	that your personal securities transactions comply with the Code; and

5.	that you obtain prior approval for securities transactions and file reports to the extent required under this Code.

4.   General Prohibitions

(A)	Directors, officers and employees of the Adviser may not:

•	In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Account:

o	employ any device, scheme or artifice to defraud an Account in any manner;

o
make any untrue statement of a material fact to any Account or omit to state to any Account a material fact necessary in order to make the statement made to the Account, in light of the circumstances under which they were made, not misleading;

o	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Account;

o	engage in any manipulative practice with respect to an Account;

o	materially mislead an Account;

o	knowingly start or spread rumors in order the manipulate security prices; or

o	engage in any manipulative practice with respect to securities, including price manipulation;

•	Favor the interests of one Account over another Account that would constitute a breach of fiduciary duty;

•
Use knowledge about pending or currently considered securities transactions in an Account to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities;

•
Recommend, implement or consider any securities transaction for an Account without disclosing any material beneficial ownership, business or personal relationship or other material interest in the issuer of such securities or its affiliates to the Trader/Director of Research and the Chief Compliance Officer. Trader/ Director of Research and Chief Compliance Officer as used in this Code shall include their respective designees;

•	Trade, either personally or on behalf of others, while in possession of material, nonpublic information or communicate material non-public information to others in violation of securities laws; or

•
Fail to comply, or cause another person to fail to comply, with any provisions of the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the "SEC") under any of these statutes, the Bank Secrecy Act as it applies to the Adviser, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(B)	Tiburon personnel may not, in connection with the purchase or sale, directly or indirectly, of a Covered Security (as defined in Section B) held or to be acquired by the relevant Account:

o	employ any device, scheme or artifice to defraud the Account(s) in any manner;

o
make any untrue statement of a material fact to the Account(s) or omit to state a material fact necessary in order to make the statement made to the Account(s), in light of the circumstances under which it was made, not misleading;

o	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Tiburon Fund; or

o	engage in any manipulative practice with respect to the Account(s).

5.   Persons To Whom This Code Applies

This Code applies to ALL employees, officers, and Trustees/Directors (as applicable) of the Adviser. All employees, officers and Trustees/Directors (as applicable) of the Adviser are considered to be "Access Persons" for purposes of this Code and subject to its requirements to the extent described herein. Any exceptions to this rule can be made only with the consent of the General Counsel and the Chief Compliance Officer.

Only certain provisions of this Code apply to Board Members/Partners of the Adviser with specific distinctions made between non-interested and interested Board Members. See section A-6 Special Rules for Tiburon Board Members.

6.   Special Rules for Tiburon Board Members

To the extent that there are Non-Interested Board Members1 of Tiburon, they are not subject to the pre-clearance, personal trade monitoring, or reporting requirements of this Code or any other requirements of this Code other than the duties and prohibitions contained in this Code which are specifically applicable to them. However, if a Non-Interested Board Member knew, or in the ordinary course of fulfilling his or her official duties as a Board Member should have known, that during the 15-day period immediately before or after the Board Member’s purchase or sale of a Covered Security, the Account(s) purchased or sold the Covered Security, or the Account(s) or the Adviser (or any sub-adviser to the Account(s)) considered purchasing or selling the Covered Security for the Account(s) the Non-Interested Board Member will be required to submit a quarterly transaction report for such period as described in section B-4. Notwithstanding any other provision of this Code, the description of the accounts to which this Code applies and the definition of “beneficial ownership” contained in Section B-1, are applicable to a Non-Interested Board Member of the Account(s) to the extent such terms would apply as a result of the reporting obligation described above.

Interested Board Members who are employees of the Adviser will be deemed to be subject to the entire Code.

Interested Board Members who are not employees of the Adviser are subject to the duties and prohibitions discussed in section A of the Code and as noted elsewhere in this Code. Additionally, Interested Board Members who are not employees of the Adviser are required to provide to the Chief Compliance Officer quarterly holdings reports and copies of all investment statements.

Board Members are reminded that the penalties for insider trading include civil injunctions, permanent bars from employment in the securities industry, civil penalties of up to three times the profits made or losses avoided, criminal fines and jail sentences.

1	"Interested person" is defined in Section 2(a)(19) of the 1940 Act. A "Non-Interested Board Member" of a Fund is any Board Member who is not an "interested person" of the Fund.

B.  PERSONAL TRADE MONITORING

1.   Accounts To Which This Code Applies

The provisions of this Code apply to all securities and accounts that are "beneficially owned" by an Access Person. This means that you will have to obtain pre-clearance of transactions in accounts held by members of your household, as well as accounts you hold personally. You will also have to report the holdings of all those accounts.

You should consider yourself to have "beneficial ownership" of any securities:

•	in which you have a direct or indirect pecuniary interest;
•	held in any account over which you have sole or shared voting power or investment discretion;
•	in which you have the right to obtain a direct or indirect pecuniary interest or sole or shared voting or investment power within 60 days; or
•	held in any account in which you have the authority to enter purchase or sale orders for securities.

You should consider yourself to have "beneficial ownership" of accounts held in your name and in the names of your spouse or domestic partner, your minor children, or any relative1 who lives in your home or under other circumstances indicating a sharing of financial interest.2

This Code applies to all accounts in which an Access Person has "beneficial ownership," including without limitation:

•	brokerage accounts,
•	advisory accounts,
•	trust accounts,
•	Individual Retirement Accounts ("IRAs"), Rollover IRAs or Coverdell IRAs,
•	other retirement accounts,
•	Tiburon 401 (k) Plan accounts,
•	Uniform Gifts to Minors/Uniform Transfers to Minors Act accounts and
•	Section 529 Plan accounts.

1	Relatives include spouse, child, parent, sibling or any such in-laws.
2
Reports under the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

2.   Restrictions On Personal Securities Transactions

General Prohibition. No Access Person may buy or sell any security for his or her account if he or she knows at the time of the transaction that the security is being purchased or sold, or is being considered for purchase or sale, by an Account. A security is "considered for purchase or sale" when a recommendation to purchase or sell a security is being made or has been made and communicated and is "recommended" when the person making the recommendation seriously considers making the recommendation.

Initial Public Offerings and Private Placements. An Access Person may not purchase securities in an initial public offering ("IPO") or in a private placement (an offering exempt from registration under the 1933 Act, pursuant to Section 4(2) or Section 4(6), or pursuant to Regulation D under the 1933 Act). The definition of new issues in the rule specifically excludes private placements, exempt securities, restricted securities, securities of commodity pools, rights offerings, exchange offers, offerings in a merger or acquisition, asset-backed securities, convertible securities, preferred securities, offerings of an investment company and offerings of a business development company.

Blackout Period. Access Persons may not buy or sell any security on the day that a Tiburon Fund or Account trades, or contemplates trading, in that security. Any profits realized on a trade within the blackout period will be disgorged to the Tiburon Fund or Account or to charity.

Short-Term Trading. Unless an exception is granted by the Chief Compliance Officer, no Access Person may engage in short-term trading of any security, except non-Tiburon Funds and all money market funds. Short-term trading is defined as the purchase and sale, or sale and purchase, of a security within a 60-day period, including through selling and/or closing a position with futures or options contracts. Any profits realized on trades within the 60-day period will be disgorged to the Account or to charity.

As and when there exist shares of any Tiburon Funds, they are specifically included as securities that cannot be purchased and sold, or sold and purchased, within a 60-day period. While non- Tiburon Funds are excluded from the 60-day short-term trading prohibition, Access Persons are urged to abide by the short-term trading policies and limitations on exchanges of any non-Tiburon Fund in which they invest.

The Chief Compliance Officer may grant exceptions on a case-by-case basis where there is no possibility of abuse from the short-term trading.

3.   Pre-Clearance Of Securities Transactions

General Rule. All Access Persons must obtain prior approval from Compliance for every transaction in securities, except as noted below. An Access Person may not purchase securities in an IPO or private placement, provided that he or she obtains pre-clearance of the purchase and makes certain representations. See "Initial Public Offerings and Private Placements."

Securities for Which Pre-Clearance Is Not Required.

•	Mutual Funds. Pre-clearance is required for any Exchange Traded Fund (ETF) or Closed-End Fund.

•	Direct obligations of the U.S. government (U.S. Treasury Obligations but not indirect obligations of the U.S. Government, such as GNMA, FNMA, FHLMC, etc.)

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality (i.e., top two ratings categories) short-term debt instruments, including repurchase agreements

•	Unit investment trusts that invest exclusively in one or more Mutual Funds.

Transactions for Which Pre-Clearance Is Not Required.

•	Transactions in accounts over which the supervised person has no direct or indirect influence or control (see "Discretionary Accounts")

•
Transactions pursuant to an "automatic investment plan," which is defined as a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, and includes a dividend reinvestment plan.

•
Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired

•
Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities

Steps to Obtain Pre-Clearance. Approval forms for pre-clearance of securities transactions can be obtained from the Tiburon intranet site under Compliance. Copies of the forms can be found at exhibits A and B.

For securities transactions other than IPOs or private placements:

1.	Complete the applicable pre-clearance form on-line and submit to Compliance by 11a.m. on the date for which pre-clearance is requested.

2.	Compliance will check with Portfolio Management, Trading, restricted securities list and make any other inquiries deemed necessary.

3.	Notice of approval of pre-clearance or denial of pre-clearance will be given by email by 1:30 p.m.

4.	If notice is not received from Compliance it should be assumed that pre-clearance has been denied.

Pre-clearance is effective ONLY for the day it is given. If the trade is not executed on the day approved, the entire pre-clearance process must be repeated on any subsequent day.

4.   Reporting Requirements

a. Quarterly Reporting

General Rule. All Access Persons must report all transactions in securities, with the exceptions noted below, to the Chief Compliance Officer no later than 10 days after the end of each calendar quarter. The report must provide the information required by the Rules for each transaction during that quarter.

An Access Person will not be required to submit a quarterly transaction report if the report would duplicate information contained in broker trade confirmations and account statements received by the Chief Compliance Officer within 30 days after the end of each quarter and those confirmations and account statements contain all the information required by the Rules.

Mutual Funds and Other Investment Companies. All Access Persons must report all transactions involving:

•	all Tiburon Funds (as and when such exist),

•	all closed-end funds,

•	all exchange-traded funds and

•	all unit investment trusts, except unit investment trusts that are invested exclusively in one or more Mutual Funds, none of which is a Tiburon Fund.

b. Exceptions from Quarterly Reporting

Exempt Securities. The following types of securities are excepted from the quarterly reporting requirements:

•	Direct obligations of the U.S. Government (specifically US Treasury - bills, bonds and notes)

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term deb

•	Funds - See note below

•	Money market funds

•	Unit investment trusts that are invested exclusively in one or more Mutual Funds, none of which are managed by the Adviser.

Note: Portfolio Managers, Research Personnel and the Senior Officers of the Tiburon Funds, the Adviser and Distributor are required to report each quarter transactions in any non- Tiburon Fund, except money market funds. The Chief Compliance Officer will review the transactions of the foregoing individuals to detect evidence of market timing.

Exempt Transactions. The following types of transactions are excepted from the quarterly reporting requirements:

•	Transactions in accounts over which the Access Person has no direct or indirect influence or control (see "Discretionary Accounts")

•	Transactions effected pursuant to an automatic investment plan

c. Reporting at the Commencement of Employment and Annually Thereafter

Holdings Reports. All Access Persons must submit to the Chief Compliance Officer, no later than 10 days after the person becomes an Access Person and at least once each 12-month period thereafter, a holdings report containing the information required by the Rules for each security or account in which the Access Person has any direct or indirect beneficial ownership.

The information in the holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person, for an initial holdings report, and as of a date no more than 45 days prior to the date the report was submitted, for an annual report. The Tiburon Companies require the annual holdings report to be submitted each year within 45 days of December 31st of the previous year.

Representations in Annual Holdings Report. Each Access Person must represent in the annual holdings report that he or she has made all the reports required by this Code and has not engaged in any conduct prohibited by the Code. If the Access Person cannot make these representations, he or she must report any violations.

Exception from Annual Holdings Report Requirement. Accounts over which the Access Person has no direct or indirect influence or control do not have to be reported on the annual holdings report.

An Access Person will not be required to submit an annual holdings report if the report would duplicate information contained in broker trade confirmations and account statements received by the Chief Compliance Officer within 45 days after the end of the year and those confirmations and account statements contain all the information required by the Rules.

5.   Opening New Securities Accounts

Required Permission from the Chief Compliance Officer. All Access Persons must obtain the permission of the Chief Compliance Officer prior to opening any new accounts in which securities may be traded. The Access Person must inform the broker-dealer or bank maintaining the account that they are to send duplicate copies of all account statements and trade confirmations to the Compliance Department.

The Chief Compliance Officer retains the right to restrict Access Persons from using certain broker-dealers or to require Access Persons to use only certain broker-dealers.

Tiburon Funds. Should any Tiburon Fund trade publicly, all Access Persons must report accounts in any Tiburon Fund to the Compliance Department. Duplicate copies of account statements and trade confirmations for all employee accounts in the Tiburon Funds must be sent to the Compliance Department.

Exception. Opening of accounts in which only shares of non-Tiburon Funds may be purchased and sold do not require advance permission from the Chief Compliance Officer.

6.   Discretionary Accounts

Access Persons may maintain accounts over which a person other than the Access Person has full investment discretion and over which the Access Person has no direct or indirect influence or control ("discretionary accounts"). Transactions in discretionary accounts are exempt from the pre-clearance and reporting requirements of this Code, provided that (a) the Access Person certifies to the Chief Compliance Officer that the Access Person has no direct or indirect influence or control over the account and (b) the Chief Compliance Officer has obtained confirmation of that certification from the broker or other person who is managing the account. This certification must be provided prior to approval of opening the discretionary account. If the discretionary account was opened prior to the Access Person's employment with a Tiburon Company, the certification must be provided at the time of commencement of employment.

C.  CONFLICT OF INTEREST POLICY

Each employee is required to report, to the best of his or her knowledge, any conflict of interest that may exist. Conflict of interest refers to situations in which financial or other personal considerations may adversely affect, or have the appearance of adversely affecting, an employee’s judgment in exercising any work duty or responsibility.

•	A conflict of interest exists even if no unethical or improper act results from it.

•	A conflict of interest can create an appearance of impropriety that can undermine confidence.

•	A conflict of interest may arise if you, your spouse or your dependent children have a financial interest in any entity providing goods or services to a Tiburon Company.

•	A conflict of interest may arise if you, your spouse or your dependent children have any relatives that work for or own any entity providing goods or services to a Tiburon Company.

•	The best way to defuse any issues regarding a conflict of interest is to disclose it to all parties involved.

If at any time an employee becomes aware of a potential conflict of interest, he or she must immediately report it to his or her supervisor and to the Chief Compliance Officer. Each employee will be required to prepare a conflict of interest survey (see exhibit C) at the commencement of employment and annually thereafter. Additionally, the form must be updated at any time that an employee becomes aware of any potential conflict of interest, such as when a new vendor is being considered by a Tiburon Company. A list of significant clients, vendors, service providers and brokers is available from Compliance for review.

Additionally, all employees are required to disclose all Boards and Credit Committees of which they are a member.

D.  GIFTS & ENTERTAINMENT POLICY

Giving or receiving gifts and gratuities in a business setting may give rise to an appearance of impropriety or raise a potential conflict of interest. As a general rule, while an employee may accept a nominal gift or occasional, normal and customary meals and/or business entertainment, an employee should not accept an inappropriate or significant gift from or participate in inappropriate or excessive entertainment with a third party having business dealings with a Tiburon Company, such as a customer, broker, or vendor.

While “inappropriate” or “significant” may be difficult to define, an employee should not give or accept gifts and should refrain from participating in entertainment that is so excessive, frequent or extensive as to raise any question of impropriety. Ultimately, gifts or entertainment must have a clear business benefit to a Tiburon Company, and are not acceptable if an independent third party might think that the employee would be influenced in conducting business. Any questions should be directed to your supervisor or the Chief Compliance Officer, and in the case of FINRA-registered representatives conducting business on behalf of the Distributor, to your registered supervisory principal.

1.   Employees Providing Entertainment - Employees may attend business meals, sporting events and other entertainment events, at a Tiburon Company’s expense, with personnel from companies with which a Tiburon Company currently or potentially will do business, provided that the expense is reasonable, not lavish or extravagant in nature. If the total cost of the meal, event, etc. is greater than $350 per person, the employee must report his/her attendance at the event and the name and company of the individuals involved to the Chief Compliance Officer on the Entertainment Provided Report at Exhibit D within 7 days of the event. The form must be completed on the Tiburon intranet site and submitted electronically to Compliance. An entertainment provided log is maintained by Compliance.

2.   Employees’ Receiving Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a person from companies with which a Tiburon Company currently or potentially will do business, provided that the expense is reasonable, not lavish or extravagant in nature. If the total estimated cost of the meal, event, etc. is greater than $350 per person, the employee must report his/her attendance at the event to the Chief Compliance Officer on the Entertainment Received Report at Exhibit E within 7 days of the event. The form must be completed on the Tiburon intranet site and submitted electronically to Compliance. An entertainment received log is maintained by Compliance.

If an event is highly publicized such that tickets for the event may be selling in excess of their face value, the employee must consider the mark-up for the reporting requirements.

3.   Employees Giving Gifts - Each Tiburon Company and its employees are prohibited from giving gifts that may be deemed excessive, and each employee must obtain approval from his/her department head prior to giving any gifts to any Account, prospective Account or any individual or entity that a Tiburon Company is currently doing business with or seeking to do business with in the future. Gifts in excess of $100 will be deemed excessive and cannot be given. Employees must report the giving of all non-logo-ed gifts to business relationships to the Chief Compliance Officer on the Gift Given Report at Exhibit F within 7 days of the sending of the gift. The form must be completed on the Tiburon intranet site and submitted electronically to Compliance. A gifts received log is maintained by Compliance. Employees must report the giving of logo-ed items to Marketing (Derek Clark).

4.   Employees Receiving Gifts - Employees are prohibited from receiving gifts that may be deemed excessive. All gifts received in excess of $100 will be deemed excessive and must be returned to the sender. Employees must report the receipt of all gifts (other than de minimus amounts such as logo-ed pens) from business relationships to the Chief Compliance Officer on the Gift Received Report at Exhibit G within 7 days of the receipt of the gift. The form must be completed on the Tiburon intranet site and submitted electronically to Compliance. A gifts received log is maintained by Compliance.

5.   Examples and Further Explanations

A. Gifts versus Entertainment - a gift is something received from the giver for use by the receiver in any way deemed appropriate to the receiver. Entertainment is provided in the company of the person paying for it. For example, receiving tickets to a baseball game from a giver is a gift while going to a baseball game with the person paying for the tickets is entertainment. Another example, receiving a bottle of wine from a giver is a gift while going out for a few glasses of wine with the person paying for the wine is entertainment.

B.  Gifts - the following are some guidelines or examples of acceptable, nominal gifts:

•	An acceptable gift should be of nominal value, but may not exceed a face value of $100 per third party, per year.

•
Purely personal gifts are permissible. Personal gifts are gifts that serve a personal (not business) purpose, are paid for by the giver (not the giver’s employer) and are between close friends or family members (e.g., gifts that are related to commonly recognized personal events, such as births, promotion, wedding or retirement).

•
Discounts or rebates on merchandise or services that do not exceed those available to arm’s length clients. The final total cost or value of goods or services is subject to a $100 limit per third party, per year.

•	Advertising or promotional items with a value of not more than $100 per third party, per year.

C.	Business Meals and Entertainment - the following are guidelines regarding ACCEPTABLE BUSINESS MEALS AND ENTERTAINMENT:

•
Normal, customary and occasional business meals or entertainment where the person providing the entertainment is present. A good test is whether a Tiburon Company would consider such an expense reasonable, if not paid for by a third party. Also, a good rule of thumb is whether an employee can eat, drink or enjoy the entertainment as part of a single meeting.

•
Business meals and entertainment should be consistent with FINRA guidance and advice. For example, guidelines suggest that the total value of the event should not exceed $350 per person, per event, subject to an annual maximum amount of $1,000 per third party. The cost of local transportation does not count towards the $350 per event/$1,000 annual limit; provided that the mode of transportation is reasonable.

•
Entertainment, such as tickets to sporting events, golf fees, or ski lift tickets, will be evaluated based on the published ticket price or estimated value. Again, in all cases, both the giver and the recipient must be present in order for the event to be deemed entertainment.

Except as described above, employees and their immediate family members (living in the same household, including domestic partners) are not permitted to accept fees, gifts, entertainment, payments or other favors in connection with any business of a Tiburon Company without the prior consent of the employee’s manager and the Chief Compliance Officer. Any fees, gifts or entertainment received by such immediate family members will be treated as if received by the employee.

If you are unclear on the requirements of this policy, please come discuss it with Compliance or Legal.

E.  FOREIGN CORRUPT PRACTICES ACT

All employees must comply with the Foreign Corrupt Practices Act of 1977 (“FCPA”). The FCPA makes it a criminal offense to pay, offer, or give anything of value to a foreign official, a foreign political party, or candidate for public office, for purposes of influencing the decisions of those officials, parties or candidates. Having someone else take such actions on your behalf is also a criminal offense under the FCPA. A foreign official is broadly defined and can include employees of an instrumentality of a government which can include any employee of a government owned company. Anything of value is also broadly defined and can include cash, gifts such as jewelry or perfume, or payment of expenses such as airfare, hotels or meals.

Additionally, the FCPA sets forth recordkeeping and accounting requirements that require a company to maintain records that accurately and fairly reflect all its commercial transactions. If a questionable payment is made, how a company recorded that payment in its books and records, and why the company’s internal controls did not stop the payment, will be subject to scrutiny. Individuals responsible for recording such payments can be charged under the FCPA.

The FCPA is applicable to all U.S. persons and entities in all countries, regardless of any local customs or practices that might exist which may deem such payments, offers or gifts as acceptable or necessary in order to do business. A person in the U.S. can be charged under the FCPA for an action taken by a third party in a foreign country through approval of such act or even misrepresenting the payment in the books and records of the company. Such person may never have been to the country where the act took place. Particular caution should be taken when dealing with agents, as the actions of an agent on behalf of a company could easily be interpreted as approved actions of the company or manager of the company, putting the company and/or the manager in violation of the FCPA.

Criminal penalties for violating the FCPA include:

•	Company may be fined up to $2,000,000

•	Officer, director, shareholder, employee or other agent of a company may be fined up to $250,000 and imprisoned up to 5 years.

Given the complexity of the FCPA and the extent of the potential penalties, all employees are required to consult with the General Counsel prior to making any payment, offer or gift to a foreign official, party, candidate or anyone that might fall into any of the categories.

Additionally, whenever making any payment, offer or gift to a foreign official, party, candidate or anyone that might fall into any of the categories, Compliance must be informed. Compliance will maintain a log of all such instances for review by Legal and senior management.

F.  CERTIFICATION OF COMPLIANCE WITH THE CODE

All employees must sign an acknowledgment that they have received, read and understand all provisions of this Code and agreed to be subject to this Code, and any amendments, within 10 days of the commencement of employment and on an annual basis thereafter. The annual certification is due 15 days following year end. Any violations of the Code during the period covered by the certification must be described in the certification.

Each employee must notify the Chief Compliance Officer promptly whenever he or she becomes aware of a violation of the Code.

H.  OTHER PROVISIONS

1.   Reporting to the Tiburon Funds' Board

At least annually, as part of the review of the Tiburon Funds ' compliance program required by Rule 38a-1 under the 1940 Act, the Tiburon Funds, the Adviser and the Distributor shall provide to the Tiburon Funds ' Board, and the Tiburon Funds ' Board shall consider, a written report on the administration of this Code. The report will:

•
Describe any issues arising under the Code or procedures since the last report including, among other things, information about any material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•	Certify that the Tiburon Funds, the Adviser and the Distributor have adopted procedures reasonably necessary to prevent violations of the Code by Access Persons.

2.   Confidentiality of Account Information

Except as provided in the Tiburon Procedures on Disclosure of Portfolio Information and where disclosure is required by applicable law, all information about Accounts (including accounts previously managed by Tiburon that have been closed) must be kept in strict confidence, including the identity of the owner of the Account (unless the owner of the Account consents to this disclosure), the financial circumstances of the owner of the Account, the security holdings of the Account and advice furnished to the Account by the Adviser.

Access Persons are referred to the Tiburon Procedures on Disclosure of Portfolio Information and to the Tiburon policies under Regulation S-P for further information on disclosure of Account information.

3.   Service as a Board Member or as a Member of a Creditor's Committee

An Access Person may serve as a member of the board or as a member of a creditor's committee of a company that has issued securities for which there is a public market if approval is obtained in advance from the Access Person's supervisor and the Chief Compliance Officer. Requests for approval to serve on the board or on a creditor's committee of such a company should set out in detail the amount of time expected to be involved in such service and the compensation to be received. If the proposed board membership or service on a creditor's committee presents a conflict of interest or an apparent conflict of interest with an Account or a Tiburon Company, such approval will not be granted.

An Access Person who serves as a board member or as a member of a creditor's committee of a company that has issued securities for which there is a public market and who participates in the management of Accounts will be isolated from those persons making investment decisions regarding that company.

4.   Violations And Sanctions

All Access Persons are obligated to report apparent or suspected violations of this Code to the Chief Compliance Officer. All reports of violations will be treated in confidence to the extent permitted by law. Reports of violations will be investigated promptly and appropriately.

a.  Access Persons (except Board Members)

The following types of activities are examples of violations of this Code with respect to Access Persons (except for a Board Member):

•	failure to comply with any of the securities laws, rules and regulations to which the Tiburon Funds or the Tiburon Companies are subject;

•	fraud or illegal acts involving any aspect of the Tiburon Companies' businesses;

•	material misstatements in regulatory filings, internal books and records, or Account records or reports;

•	activity that is harmful to Accounts, including Tiburon Fund shareholders;

•	taking investment opportunities that belong to the Accounts, and

•	deviations from required controls and procedures that safeguard the Accounts and the Tiburon Companies.

Retaliation against an Access Person who has reported a violation is prohibited and constitutes a further violation of this Code.

Any violation of the Code may result in disciplinary action. An Access Person accused of a violation of the Code will be given the opportunity to explain the situation. If the Chief Compliance Officer determines that an Access Person (except for a Board Member) has or may have violated this Code, he or she shall submit his or her determination and a recommendation of appropriate sanctions in writing, along with any additional explanatory material, to the Board of the applicable Tiburon Company with respect to which the violation occurred and to the Board of the Tiburon Funds.

Sanctions may include any or all of the following:

•	Letter of education,

•	Formal warning by senior management,

•	Fines or disgorgement of any profit or benefit derived from the violation,

•	Suspension from employment,

•	Dismissal from employment,

•	Civil referral to the SEC or other civil regulatory authorities, or

•	Criminal referral.

Access Persons are reminded that the penalties for insider trading include civil injunctions, permanent bars from employment in the securities industry, civil penalties of up to three times the profits made or losses avoided, criminal fines and jail sentences.

b.  Board Members

In the event a Board Member has or may have violated this Code, such violation shall be presented to the Board of the relevant Tiburon Fund with respect to which the violation occurred. A majority of the Non-Interested Board Members of such Tiburon Fund shall determine the appropriate sanction for such Board Member.

5.   Access To Reports Under This Code

Every reasonable effort will be made to keep confidential all reports of securities transactions and any other information you file with the Chief Compliance Officer or you furnish to any person under this Code. The reports and information are subject to review as provided in this Code and by representatives of the SEC or other regulatory authorities. Reports and other information may be made available to any federal or state regulatory or law enforcement agency or to any self regulatory organization, including the FINRA, or to any other party as, in the sole discretion of the Board of the Tiburon Company or the Tiburon Fund, is deemed consistent with the Tiburon Company's or Tiburon Fund's duty to that other party.

6.   Review Of Transactions And Reports

The Compliance Department shall periodically review personal securities transactions and holdings reports. The Chief Compliance Officer shall arrange for the independent review of his/her transactions and reports on a periodic basis.

7.   Record Retention

The following records shall be maintained in the manner and for the periods set forth in the Rules, and shall be available for examination by representatives of the SEC:

•	A copy of this Code and any other code which is, or was at any time within the past five years, in effect.

•	A record of any violation of this Code and of any action taken as a result of such violation.

•	A copy of all written acknowledgements for each person who currently, or within the past five years was, a supervised person.

•	A copy of each report made by an Access Person or by an officer or Board Member of a Tiburon Fund.

•	A list of all persons who are, or within the past five years have been, Access Persons.

8.   Amendments To The Code

This Code may be amended as provided for in the Rules, provided that any material change to the Code must be approved by the Tiburon Funds ' Board no later than six months after the material change is adopted, and further provided that any amendment submitted to the Board must be accompanied by a certification from the Tiburon Fund, the Adviser and the Distributor that they have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

9.   Legal Framework For The Code

Section 17(j) of the 1940 Act makes it unlawful for certain persons to engage in any fraudulent, deceptive or manipulative act, practice or course of business in connection with personal transactions in any security held or to be acquired by a registered investment company. Rule 17j- 1 requires each registered investment company, its investment adviser and principal underwriter to adopt a written code of ethics designed to prevent Access Persons from engaging in the acts prohibited by section 17(j) of the 1940 Act, and to use reasonable diligence, and to institute procedures reasonably necessary, to prevent violations of the Code.

Rule 204A-1 under the Advisers Act requires all investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum: includes standards of business conduct required of Supervised Persons to reflect the adviser's fiduciary obligations and those of its supervised persons; requires supervised persons to comply with applicable federal securities laws; requires Access Persons to report, and the adviser to review, personal securities transactions and holdings; and requires Supervised Persons to report any violations of the Code.

Further, the Rules require advisory and fund personnel to file reports, and each investment adviser, and each investment company, its investment adviser and principal underwriter, to maintain records of securities transactions covered under the Rules, as well as certain other information.

10.   Index of Defined Terms

"Access Persons" under the Rules are "Supervised Persons" who may have access to non-public information regarding a Account's purchase or sale of securities or to non-public information regarding the portfolio holdings of any Tiburon Fund, who are involved in making securities recommendations to Accounts, or who have access to such recommendations that are nonpublic. "Access Persons" include Board Members, officers and "Advisory Persons" of a Tiburon Fund.

"Advisory Persons" make, participate in, or obtain information regarding the purchase or sale of any security by a Tiburon Fund or are involved in making, or have information concerning, recommendations regarding Tiburon Fund transactions as part of their regular duties. Advisory persons include persons in a control relationship to a Tiburon Fund or a Tiburon Company that obtains information about recommendations made to the Tiburon Fund regarding the purchase or sale of securities.

“Covered Security” shall have the same meaning as a “security” as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of Mutual Funds (as defined below), securities issued by the United States government within the meaning of Section 2(a)(16) of the 1940 Act (i.e., U.S. Treasury securities, as distinct from securities of U.S. government agencies or instrumentalities), bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

"Covered Security held or to be acquired” shall mean (i) any Covered Security which, within the most recent 15 days, is or has been held by the relevant Tiburon Fund or is being or has been considered by the relevant Tiburon Fund or the Adviser for purchase by the relevant Tiburon Fund and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i) above.

“Mutual Fund” shall mean an open-end management investment company whose shares are not traded on an exchange.

"Purchase or Sale" includes, among other things, writing put and call options on a Security or Covered Security.

"Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and specifically includes Mutual Funds (as defined below), futures and options. Futures and options may not be used to evade the restrictions of this Code.

"Security held or to be acquired" shall mean (i) any security which, within the most recent 15 days, is or has been held by an Account or is being or has been considered by an Account or the Adviser for purchase by an Account and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (i) above.

"Supervised Persons" are defined in the Advisers Act as partners, officers, directors (or other persons occupying a similar status or performing similar functions) or employees of an investment adviser, or other persons who provide investment advice on behalf of the investment adviser and are subject to the supervision and control of the investment adviser.

“Tiburon Fund” shall mean a publicly trade Fund (mutual fund, or otherwise) advised by a Tiburon Company.